Exhibit 99.1

News Release	2008-65

Intelsat Reports Record Revenues for Third Quarter 2008

Revenue of $599 Million Advances 10 Percent as Compared to Prior-Year Period

Pembroke, Bermuda, November 13, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three-month and combined nine-month periods ended September 30, 2008[i] .

Intelsat, Ltd. reported revenue of $598.5 million and a net loss of $179.3 million for the three months ended September 30, 2008. The company also reported Intelsat, Ltd. EBITDAii , or earnings before interest, taxes and depreciation and amortization, of $406.3 million. New Bermuda Adjusted EBITDAii was $474.0 million, or 79 percent of revenue, for the three months ended September 30, 2008.

Intelsat, Ltd. reported revenue of $1,756.1 million and a net loss of $673.9 million for the combined nine months ended September 30, 2008. Intelsat, Ltd. EBITDA was $987.9 million and New Bermuda Adjusted EBITDA was $1,395.5 million, or 79 percent of revenue, for the combined nine-month period ended September 30, 2008.

“Intelsat’s third quarter results showed strength and stability as we improved revenue by 10 percent, grew Adjusted EBITDA by 11 percent, and increased our contract backlog to a company-record $8.7 billion at quarter end,” said Intelsat CEO Dave McGlade. “We are satisfied with our business performance. Given the uncertain economic environment, we are operating with a heightened awareness of the potential impacts to our business, and thus are carefully monitoring our key performance indicators. With our services providing critical communications infrastructure, and our diversity across customer sets, service applications and geographic regions, we believe we are well-positioned for continued strong performance.”

Intelsat, Ltd. Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda www.intelsat.com T +1 441-294-1650 F +1 441-292-8300

Business Highlights

•

Intelsat’s leadership in the distribution of global video progressed, with the number of high definition video channels distributed on the company’s satellite network increasing to over 100, primarily in North America. The DirecTV Group signed a major renewal with Intelsat for capacity services supporting its direct-to-home television platform serving Latin America. The renewal extends its capacity commitment on the Galaxy 3C satellite through its projected end of life in 2020.

•

The MLB Network, Major League Baseball’s new full-time high and standard definition network, selected Intelsat as the satellite distribution platform for its launch. Projected to launch in approximately 50 million cable and satellite homes on January 1, 2009, the MLB Network is expected to be the largest network debut in cable television history.

•

Office des Postes et Telecommunications of French Polynesia (OPT) signed a multi-transponder contract for capacity on Intelsat’s recently announced IS-18 satellite. The contract, which spans the 15-year expected life of the satellite, expands the services currently provided to OPT on Intelsat’s IS-701 satellite. Intelsat provides OPT with communications infrastructure for domestic direct-to-home television services, VSAT networking services, and Internet connectivity for the outer islands of French Polynesia in the South Pacific.

•

Intelsat’s system average fill rate on its approximately 2,075 station-kept transponders increased to 83 percent at September 30, 2008 as compared to 80 percent at June 30, 2008. Since the second quarter, the total number of station-kept transponders declined, primarily as a result of the Intelsat 801 satellite being placed into inclined orbit, as expected.

•

The Galaxy 19 satellite was successfully launched on September 24, 2008, and following completion of in-orbit testing is expected to replace the Galaxy 25 satellite at 97 degrees west, in the North American cable arc. Intelsat’s other five announced satellite programs are progressing as planned. The company indicated that it expects 2008 capital expenditures to total between $480 million and $500 million, within the previously provided range.

•

In September 2008, Intelsat borrowed $175.1 million under the revolver portion of the senior secured credit facilities of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) and $66.1 million under the revolver portion of the senior secured credit facilities of Intelsat Corporation. The company has invested the funds in cash equivalents and short-term deposits. Cash and cash equivalents at September 30, 2008 were $656.1 million. Intelsat believes that the revolver borrowings were prudent in light of the recent disruptions to the credit market and reflect the company’s continuing conservative stance with respect to cash management.

Financial Results for the Three Months Ended September 30, 2008

Total revenue of $598.5 million increased by $52.4 million, or 10 percent, for the three months ended September 30, 2008 as compared to $546.1 million for the three months ended September 30, 2007. Growth trends including strong renewals, expansions of existing contracts, new business and improved contract terms contributed to the overall favorable trends. Customers based in Europe, North America and Africa and Middle East produced the greatest contributions to the overall revenue increase.

Revenue trends by service type for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007 were as follows:

•

Transponder services increased by $40.1 million, due primarily to revenues from network services customers resulting from new capacity services and strong renewals in the Africa and Middle East and Europe regions, and increases in revenues from Intelsat’s government business customers due primarily to new third-party capacity services and renewals in North America.

•

Managed services increased by $7.0 million, due primarily to new business and service expansions in trunking, private line and GXS Broadband solutions from customers in North America, Europe and Africa and Middle East and an increase in revenues from managed video solutions for media customers primarily in the Latin America and Caribbean and Asia Pacific regions.

•

Mobile satellite services and other increased by $8.9 million primarily due to an increase in satellite-related services sold primarily to customers in North America and increases in usage based mobile services for Intelsat’s government business customers.

•

Channel services decreased by $3.7 million due to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

Total operating expenses for the three months ended September 30, 2008 increased by $57.1 million, or 17 percent, to $398.1 million as compared to $341.0 million for the same period in 2007, with the increase primarily due to an increased loss on undesignated interest rate swaps of $27.1 million as a result of changes in interest rates. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $13.6 million, or 17 percent, to $93.0 million for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007. The increase was due primarily to:

•	an increase in cost of sales and fiber costs related to increased revenues; and

•	an increase in occupancy costs.

•

Selling, general and administrative expenses decreased by $3.3 million, or 6 percent, to $51.3 million for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007. The decrease was due primarily to:

•	a decrease in licenses and fees, due to non-recurring charges in 2007; and

•	a decrease in bad debt expense primarily due to the collection of certain customer accounts that had been partially reserved.

•

Depreciation and amortization expense increased by $19.7 million, or 10 percent, to $217.3 million for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007. This increase was primarily due to:

•

increases in depreciation and amortization expense due to the write-up of depreciable and amortizable assets to fair value upon the closing of the February 2008 acquisition of Intelsat’s parent, Intelsat Holdings, Ltd., by Intelsat Global, Ltd., an entity controlled by funds advised by BC Partners Holdings Ltd., Silver Lake Partners and certain other equity investors (the “New Sponsors Acquisition”); and

•	an increase in depreciation expense resulting from the placement of the Intelsat 11 and Galaxy 18 satellites into service in 2007 and 2008; partially offset by

•	a decrease in depreciation expense due to several satellites that became fully depreciated in 2008.

Interest expense, net increased by $128.8 million, or 54 percent, to $368.3 million for the three months ended September 30, 2008 as compared to $239.6 million for the three months ended September 30, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•

an increase related to the amortization of discounts resulting from the adjustments to fair value of the company’s debt as a result of purchase accounting in connection with the New Sponsors Acquisition and the impact of change of control offers and refinancings; partially offset by

•	lower interest expense due to lower interest rates on the company’s variable rate debt in 2008 as compared to 2007.

Non-cash interest expense was $112.6 million for the three months ended September 30, 2008 and included $62.4 million of paid-in-kind interest expense on the Senior PIK Election Notes due 2017 (the “2017 Bermuda PIK Notes”) of Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”). Also included within non-cash interest expense was approximately $10.8 million of additional interest accrued to account for the escalation of the applicable interest rate margins under the effective interest rate method.

Financial Results for the Combined Nine Months Ended September 30, 2008

Revenue for the combined nine months ended September 30, 2008 of $1,756.1 million increased by $148.6 million, or 9 percent, as compared to the nine months ended September 30, 2007. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. All regions reported revenue increases, with North America, Europe, and Africa and Middle East showing the strongest gains. Revenue trends by service type for the combined nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007 were as follows:

•

Transponder services increased by $116.4 million due primarily to increases in revenues from network services customers resulting from new services and renewals for customers in the Africa and Middle East and Europe regions; increases in revenues from Intelsat’s government business customers due to new services and renewals for customers in North America, and increases from new and existing services for media customers, primarily in the Europe and Africa and Middle East regions.

•

Managed services increased by $32.0 million due primarily to an increase in revenues from network services customers resulting from new business and service expansions from trunking and private line solutions and GXS Broadband solutions for customers in North America and Africa and the Middle East. Occasional use and managed video solutions for media customers primarily in North America and Europe also increased during the period. Revenues from managed services for Intelsat’s government business customers also increased, primarily in North America.

•

Mobile satellite services and other increased by $15.2 million related to increases in usage based mobile services and professional services for Intelsat’s government business customers and an increase in satellite-related consulting services sold primarily to customers in Europe and North America.

•

Channel services decreased by $15.0 million, related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

Total operating expenses for the combined nine months ended September 30, 2008 increased by $392.4 million, or 39 percent, to $1,405.5 million as compared to $1,013.1 million for the same period in 2007, with the increase primarily due to a $306.0 million increase in restructuring and transaction costs in connection with the New Sponsors Acquisition and an asset impairment charge of $63.6 million related to an anomaly experienced by the Galaxy 26 satellite in June 2008, offset in part by an increased gain on undesignated interest rate swaps of $22.6 million. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $17.7 million, or 7 percent, to $255.4 million for the combined nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007. The increase was primarily due to an increase in cost of sales and fiber costs related to increased revenue.

•

Selling, general and administrative expenses decreased by $27.1 million, or 15 percent, to $150.5 million for the combined nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007. The decrease was primarily due to:

•

a decrease in professional fees for the combined nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007 due to heightened expenses incurred in the 2007 period to support the company’s integration activities and other merger and acquisition activities; and

•	a decrease in bad debt expense due to improved collections.

•

Depreciation and amortization expense increased by $54.7 million, or 9 percent, to $642.7 million for the combined nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007. This increase was primarily due to:

•

an increase of $57.9 million in depreciation and amortization expense primarily attributable to the write-up of the company’s depreciable and amortizable assets to fair value upon the closing of the New Sponsors Acquisition; and

•

an increase of $18.0 million in depreciation expense resulting from the placement of assets into service during 2007 and 2008, primarily the Galaxy 17, Intelsat 11 and Galaxy 18 satellites; partially offset by

•	a decrease in depreciation expense due to certain satellites becoming fully depreciated in 2008.

Interest expense, net increased by $251.1 million, or 33 percent, to $1,010.0 million for the combined nine months ended September 30, 2008 as compared to $758.9 million for the nine months ended September 30, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•

an increase related to the amortization of discounts resulting from the adjustment to fair value of the company’s debt as a result of purchase accounting in connection with the New Sponsors Acquisition and the impact of change of control offers and refinancings; partially offset by

•

lower interest expense due to lower interest rates on the company’s variable rate debt in 2008 as compared to 2007 and a decrease in interest expense due to write-offs of debt issuance costs and premiums paid during the nine months ended September 30, 2007 in connection with a 2007 refinancing.

The non-cash portion of total interest expense, net was $308.3 million for the combined nine months ended September 30, 2008, and included $140.7 million of paid-in-kind interest expense on the 2017 Bermuda PIK Notes. Also included within non-cash interest expense was approximately $69.5 million of additional interest accrued to account for the escalation of the applicable interest rate margins under the effective interest method.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $406.3 million, or 68 percent of revenue, for the three months ended September 30, 2008 reflected an increase of $1.8 million from $404.5 million, or 74 percent of revenue, for the same period in 2007. New Bermuda Adjusted EBITDA increased by $47.0 million to $474.0 million, or 79 percent of revenue, for the three months ended September 30, 2008 from $427.0 million, or 78 percent of revenue, for the same period in 2007.

Intelsat, Ltd. EBITDA of $987.9 million, or 56 percent of revenue, for the combined nine months ended September 30, 2008 reflected a decrease of $193.0 million from $1,180.9 million, or 73 percent of revenue, for the same period in 2007. New Bermuda Adjusted EBITDA increased by $156.7 million to $1,395.5 million, or 79 percent of revenue, for the combined nine months ended September 30, 2008 from $1,238.9 million, or 77 percent of revenue, for the same period in 2007.

At September 30, 2008, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.7 billion. At June 30, 2008, Intelsat’s backlog was $8.5 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008
Network Services	48%	49%	47%	49%
Media	36%	34%	37%	35%
Government	14%	15%	14%	14%
Other	2%	2%	2%	2%

By Service Type

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008
Transponder Services	76%	76%	76%	76%
Managed Services	12%	12%	12%	13%
Channel	7%	6%	8%	6%
Mobile Satellite Services/Other	5%	6%	4%	5%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operationsii of $287.8 million during the three months ended September 30, 2008. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Payments for satellites and other property and equipment during the three months ended September 30, 2008 totaled $99.1 million.

Intelsat’s five satellites on order are expected to be launched over the next three years. The company expects that 2008 total capital expenditures will range from approximately $480 million to $500 million.

End Notes

i	For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and from February 1, 2008 to September 30, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the combined nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. This combination is not a measure in accordance with United States generally accepted accounting procedures (“GAAP”) and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.
ii

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. New Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1/4% Senior Notes due 2017 and 11 1/2%/12 1 /2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda on June 27, 2008. Please see the reconciliations of New Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on Thursday, November 13, 2008 to discuss the company’s financial results for the third quarter of 2008. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors. To participate on the live call, United States-based participants should call (866) 543-6408. Non-U.S. participants should call +1 (617) 213-8899. The participant pass code is 77836385. Participants will have access to a replay of the conference call through Thursday, November 20, 2008. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 43762606.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for advanced transmissions of video, data and voice services. With the globalization of content, broadband, telecom, HD and mobile communications fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed New Sponsors Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following completion of the New Sponsors Acquisition; certain covenants in our debt agreements following completion of the New Sponsors Acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments; and risks that the New Sponsors Acquisition disrupts our current plans and operations and the potential difficulties in employee retention, including key members of our senior management, as a result of the transaction. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008
Revenue	$546,090	$598,512
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	79,348	92,954
Selling, general and administrative	54,580	51,271
Depreciation and amortization	197,609	217,285
Restructuring and transaction costs	(55)	—
Impairment of asset value	—	—
Loss on undesignated interest rate swaps	9,488	36,608

Total operating expenses	340,970	398,118

Income from operations	205,120	200,394
Interest expense, net	239,589	368,339
Other income (expense), net	1,777	(11,330)

Loss before income taxes	(32,692)	(179,275)
Provision for (benefit from) income taxes	9,877	16

Net loss	$(42,569)	$(179,291)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Nine Months Ended September 30, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2008
Revenue	$1,607,550	$190,261	$1,565,851	$1,756,112
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	237,665	25,683	229,685	255,368
Selling, general and administrative	177,553	18,485	132,010	150,495
Depreciation and amortization	588,002	64,157	578,523	642,680
Restructuring and transaction costs	7,088	313,102	—	313,102
Impairment of asset value	—	—	63,644	63,644
(Gain) loss on undesignated interest rate swaps	2,760	11,431	(31,251)	(19,820)

Total operating expenses	1,013,068	432,858	972,611	1,405,469

Income (loss) from operations	594,482	(242,597)	593,240	350,643
Interest expense, net	758,864	80,275	929,687	1,009,962
Other income (expense), net	(1,551)	535	(5,947)	(5,412)

Loss before income taxes	(165,933)	(322,337)	(342,394)	(664,731)
Provision for (benefit from) income taxes	23,382	(10,476)	19,684	9,208

Net loss	$(189,315)	$(311,861)	$(362,078)	$(673,939)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008
Net loss	$(42,569)	$(179,291)	$(189,315)	$(673,939)
Add:
Interest expense, net	239,589	368,339	758,864	1,009,962
Provision for income taxes	9,877	16	23,382	9,208
Depreciation and amortization	197,609	217,285	588,002	642,680

EBITDA	$404,506	$406,349	$1,180,933	$987,911

EBITDA margin	74%	68%	73%	56%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

NEW BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$216,934	$386,927	$430,149	$687,497
Depreciation and amortization	(197,610)	(217,285)	(588,002)	(642,680)
Impairment of asset value	—	—	—	(63,644)
Provision for doubtful accounts	32	2,275	(6,245)	5,287
Foreign currency transaction gain	512	149	808	2,024
(Gain) loss on disposal of assets	(287)	(153)	(262)	(199)
Share-based compensation expense	(1,261)	(27)	(3,785)	(199,544)
Compensation cost paid by parent	—	—	(288)	—
Deferred income taxes	6,181	6,685	8,008	18,699
Amortization of bond discount and issuance costs	(18,951)	(50,164)	(84,566)	(167,657)
Interest paid-in-kind	—	(62,422)	—	(140,678)
Share in (gain) loss of unconsolidated affiliates	47	(17,487)	(6,884)	(17,262)
Gain on undesignated interest rate swaps	(11,817)	(28,842)	(9,654)	35,531
Loss on prepayment of debt and other non-cash items	1,430	613	(9,948)	(443)
Changes in operating assets and liabilities, net of effect of acquisition	(37,779)	(199,560)	81,354	(190,870)

Intelsat, Ltd. net loss	(42,569)	(179,291)	(189,315)	(673,939)

Add (Subtract):		—		—
Interest expense, net	239,589	368,339	758,864	1,009,962
Provision for income taxes	9,877	16	23,382	9,208
Depreciation and amortization	197,609	217,285	588,002	642,680

Intelsat, Ltd. EBITDA	404,506	406,349	1,180,933	987,911

Add (Subtract):		—		—
Parent and intercompany expenses, net	5,132	4,237	12,138	10,508
Compensation and benefits	918	443	4,489	4,781
Restructuring and transaction costs	(55)	—	7,088	313,102
Acquisition related expenses	5,176	2,312	18,163	7,929
Share in (gain) loss of unconsolidated affiliates	(47)	17,487	7,284	17,247
Satellite impairment charge	—	—	—	63,644
(Gain) loss on undesignated interest rate swaps	9,488	36,609	2,760	(19,820)
Non-recurring and other non-cash items	5,536	9,156	17,210	18,686
Satellite performance incentives	(3,659)	(2,578)	(11,209)	(8,476)

New Bermuda Adjusted EBITDA	426,995	474,015	1,238,856	1,395,512

New Bermuda Adjusted EBITDA Margin	78%	79%	77%	79%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(176,076)	(191,833)	(523,152)	(592,885)
Parent and intercompany expenses	(114)	576	206	777
Non-recurring intercompany expenses	—	—	—	34,991
Satellite performance incentives	3,659	2,578	11,209	8,476

Sub Holdco Adjusted EBITDA	$254,464	$285,336	$727,119	$846,871

Note:

Intelsat calculates a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 11 1/4% Senior Notes due 2017 and 11 1/2%/12 1/2% Senior PIK Election Notes due 2017. New Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. New Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. New Bermuda Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. New Bermuda Adjusted EBITDA Margin is defined as New Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Sub Holdco dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

New Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, New Bermuda Adjusted EBITDA or New Bermuda Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of September 30, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$426,569	$656,119
Receivables, net of allowance of $32,788 in 2007 and $20,539 in 2008	316,593	306,335
Deferred income taxes	44,944	49,626
Prepaid expenses and other current assets	63,139	59,950

Total current assets	851,245	1,072,030
Satellites and other property and equipment, net	4,586,348	5,348,037
Goodwill	3,900,193	6,762,027
Non-amortizable intangible assets	1,676,600	3,284,000
Amortizable intangible assets, net	691,490	1,166,866
Other assets	347,456	559,479

Total assets	$12,053,332	$18,192,439

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$139,613	$125,071
Taxes payable	984	—
Employee related liabilities	50,006	42,480
Customer advances for satellite construction	30,610	—
Accrued interest payable	176,597	284,386
Current portion of long-term debt	77,995	103,817
Deferred satellite performance incentives	24,926	21,921
Other current liabilities	117,994	132,551

Total current liabilities	618,725	710,226

Long-term debt, net of current portion	11,187,409	15,017,048
Deferred satellite performance incentives, net of current portion	124,331	128,220
Deferred revenue, net of current portion	167,693	168,329
Deferred income taxes	411,978	721,970
Accrued retirement benefits	82,340	127,262
Other long-term liabilities	183,240	223,273
Shareholder’s equity (deficit):
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	35,091	1,459,795
Accumulated deficit	(763,561)	(362,078)
Accumulated other comprehensive income (loss)	6,074	(1,618)

Total shareholder’s equity (deficit)	(722,384)	1,096,111

Total liabilities and shareholder’s equity (deficit)	$12,053,332	$18,192,439

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008
Cash flows from operating activities:
Net loss	$(42,569)	$(179,291)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197,610	217,285
Provision for doubtful accounts	(32)	(2,275)
Foreign currency transaction gain	(512)	(149)
Loss on disposal of assets	287	153
Share-based compensation expense	1,261	27
Deferred income taxes	(6,181)	(6,685)
Amortization of bond discount, issuance costs and other non-cash items	18,951	50,164
Interest paid-in-kind	—	62,422
Share in loss of unconsolidated affiliates	(47)	17,487
(Gain) loss on undesignated interest rate swaps	11,817	28,842
Loss on prepayment of debt and other non-cash items	(1,430)	(613)
Changes in operating assets and liabilities:
Receivables	4,146	5,076
Prepaid expenses and other assets	(35,827)	18,575
Accounts payable and accrued liabilities	62,279	158,088
Deferred revenue	20,158	15,490
Accrued retirement benefits	(358)	311
Other long-term liabilities	(12,619)	2,020

Net cash provided by operating activities	216,934	386,927

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(126,852)	(99,149)
Capital contributions to unconsolidated affiliates	—	(23,726)
Other investing activities	900	4,160

Net cash used in investing activities	(125,952)	(118,715)

Cash flows from financing activities:
Repayments of long-term debt	(13,847)	(1,795,825)
Proceeds from issuance of long-term debt	—	1,797,389
Loan proceeds received from (paid to) Intelsat Holdings	—	34,000
Proceeds from revolving credit facility	—	241,221
Debt issuance costs	(107)	(21,731)
Repayments of funding of capital expenditures by customer	(6,640)	—
Payment of premium on early retirement of debt	—	(17,796)
Principal payments on deferred satellite performance incentives	(3,020)	(9,917)
Principal payments on capital lease obligations	(28)	(2,250)

Net cash used in financing activities	(23,642)	225,091

Effect of exchange rate changes on cash and cash equivalents	512	148

Net change in cash and cash equivalents	67,852	493,451
Cash and cash equivalents, beginning of period	427,744	162,668

Cash and cash equivalents, end of period	$495,596	$656,119

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Nine Months Ended September 30, 2007	Period January 1 to January 31, 2008	Period February 1 to September 30, 2008	Nine Months Ended September 30, 2008
Cash flows from operating activities:
Net loss	$(189,315)	$(311,861)	$(362,078)	$(673,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	588,002	64,157	578,523	642,680
Impairment of asset value	—	—	63,644	63,644
Provision for doubtful accounts	6,245	3,922	(9,209)	(5,287)
Foreign currency transaction gain	(808)	(137)	(1,887)	(2,024)
Loss on disposal of assets	262	—	199	199
Share-based compensation expense	3,785	196,414	3,130	199,544
Compensation cost paid by parent	288	—	—	—
Deferred income taxes	(8,008)	(16,668)	(2,031)	(18,699)
Amortization of bond discount, issuance costs and other non-cash items	84,566	6,494	161,163	167,657
Interest paid-in-kind	—	—	140,678	140,678
Share in loss of unconsolidated affiliates	6,884	—	17,262	17,262
(Gain) loss on undesignated interest rate swaps	9,654	11,748	(47,279)	(35,531)
Loss on prepayment of debt and other non-cash items	9,948	108	335	443
Changes in operating assets and liabilities:
Receivables	(5,881)	358	12,751	13,109
Prepaid expenses and other assets	(30,200)	(25,270)	8,996	(16,274)
Accounts payable and accrued liabilities	(16,198)	70,704	72,790	143,494
Deferred revenue	1,092	14,342	32,487	46,829
Accrued retirement benefits	(914)	78	969	1,047
Other long-term liabilities	(29,253)	5,230	(2,565)	2,665

Net cash provided by operating activities	430,149	19,619	667,878	687,497

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(368,395)	(24,701)	(279,311)	(304,012)
Capital contributions to unconsolidated affiliates	—	—	(27,280)	(27,280)
Capital contribution from parent company	—	—	3,404	3,404
Other investing activities	2,078	—	4,699	4,699

Net cash used in investing activities	(366,317)	(24,701)	(298,488)	(323,189)

Cash flows from financing activities:
Repayments of long-term debt	(1,647,733)	(168,847)	(6,253,931)	(6,422,778)
Proceeds from issuance of long-term debt	1,595,000	—	5,012,783	5,012,783
Loan proceeds received from (paid to) Intelsat Holdings	—	—	34,000	34,000
Proceeds from revolving credit facility	—	150,000	241,221	391,221
Debt issuance costs	(31,225)	—	(121,729)	(121,729)
Repayments of funding of capital expenditures by customer	(41,282)	—	(30,862)	(30,862)
Payment of premium on early retirement of debt	(10,000)	—	(88,104)	(88,104)
Principal payments on deferred satellite performance incentives	(13,379)	(1,333)	(18,579)	(19,912)
Principal payments on capital lease obligations	(4,081)	(2,124)	(4,594)	(6,718)

Net cash used in financing activities	(152,700)	(22,304)	(1,229,795)	(1,252,099)

Effect of exchange rate changes on cash and cash equivalents	808	137	1,887	2,024

Net change in cash and cash equivalents	(88,060)	(27,249)	(858,518)	(885,767)
Cash and cash equivalents, beginning of period	583,656	426,569	1,514,637	1,541,886

Cash and cash equivalents, end of period	$495,596	$399,320	$656,119	$656,119

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008
Net cash provided by operating activities	$216,934	$386,927	$430,149	$687,497
Payments for satellites and other property and equipment (including capitalized interest)	(126,852)	(99,149)	(368,395)	(304,012)

Free cash flow from operations	$90,082	$287,778	$61,754	$383,485

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.